William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER REPORTS RECORD SALES OF $5.9 BILLION AND

EARNINGS PER SHARE OF $4.25 FOR THE YEAR ENDED DECEMBER 31, 2006

Highlights

•	Sales for the fourth quarter grew 5 percent
•	EPS for the quarter were $1.14, including a $0.06 tax benefit
•	Generated $442 million in operating cash flow in 2006
•	Repurchased 7 million shares during the year
•	Generated pretax ROIC* of 26.4 percent versus 25.5 percent in 2005

To access a Podcast describing Grainger’s performance in more detail, visit www.grainger.com/investor

CHICAGO, January 26, 2007 – Grainger (NYSE: GWW) today reported record sales, earnings and earnings per share for the year ended December 31, 2006. Sales of $5.9 billion for 2006 were up 6 percent versus 2005, or 7 percent on a daily basis. There was one fewer selling day during the year compared to 2005. Net earnings for the year increased 11 percent to $383 million as compared to $346 million in 2005. Earnings per share grew 12 percent to $4.25 for the year as compared with $3.78 in 2005. Included in the 2006 earnings per share was $0.15 related to income tax benefits, while earnings per share in 2005 included $0.10 in income tax benefits.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 13 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2006 fourth quarter results

“We accomplished a great deal in 2006, including installing SAP across most of the U.S. branch-based business and making significant progress on our key initiatives,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “We continue to be pleased with the earnings power and cash flow generation of the company, which we use to strengthen our operations in the United States, Canada, Mexico and China and add value for our shareholders.”

He added, “Looking ahead, we plan to continue growing our business and, as previously projected, expect to deliver earnings per share in the range of $4.60 to $4.85 in 2007.”

Sales in the 2006 fourth quarter were $1.5 billion, up 5 percent versus the prior year fourth quarter. Daily sales increased 5 percent in October, 6 percent in November and 5 percent in December, which was negatively affected by approximately 2 percentage points due to a decline in the sales of seasonal products. Net earnings of $99 million were down 5 percent versus $104 million in the same period in 2005. Earnings per share were $1.14 versus $1.13 in the 2005 fourth quarter. The 2006 fourth quarter included $0.06 per share of income tax benefits. The 2005 fourth quarter included $0.10 cents per share of income tax benefits. In addition, due to improved methodology to capture data, certain inventory transactions and estimates were recognized throughout the year in 2006. This resulted in the company recording $0.13 per share in earnings through the first nine months as opposed to the fourth quarter of 2006.

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 5 percent in the 2006 fourth quarter. Daily sales in this segment grew by 4 percent in October, 5 percent in November and 5 percent in December. Of the 5 percent growth, an estimated 3 percentage points came from the company’s two growth initiatives in the United States, market expansion and product line expansion.

W.W. Grainger, Inc. – 2006 fourth quarter results

Sales growth was reduced by approximately 2 percentage points due to the continued wind-down of low margin contracts with integrated-supply and automotive customers. The company expects the wind-down to have a 1 percentage point negative effect on sales in 2007 as the remaining contracts are exited throughout the year.

During the quarter, the company opened one new will-call express branch in the United States and one branch in Mexico, bringing the total number of branches in the segment to 438:

	Full Year 2006 Branch Summary
	12/31/05	Opened	Closed	12/31/06
United States
Branch	400	11	(3)	408
Will Call Express	18	2		20
Mexico	6	2		8
China
Branch		1		1
Will Call Express		1		1
Total	424	17	(3)	438

Sales in the United States increased 5 percent. The strongest sales growth came from government customers followed by the heavy manufacturing and commercial markets. Partially offsetting this growth was a decline in the sales of seasonal products related to milder weather across much of the country during the quarter. This decline reduced sales growth in the United States by approximately 1 percentage point.

The market expansion program contributed approximately 1 percentage point to the segment’s daily sales growth. Results for the market expansion program were:

W.W. Grainger, Inc. – 2006 fourth quarter results

Phase	Markets	4Q’06 Daily Sales Increase	Full Year Daily Sales Increase	12/31/2006 Percent Complete
1	Atlanta, Denver, Seattle	6%	10%	100%
2	Four markets in Southern California	11%	12%	95%
3	Houston, St. Louis, Tampa	8%	13%	90%
4	Baltimore, Cincinnati, Kansas City,
	Miami, Philadelphia, Washington D.C.	4%	8%	90%

Work on Phase 5 (Dallas, Detroit, greater New York and Phoenix) and Phase 6 (Chicago, Minneapolis, Pittsburgh and San Francisco) continued during the quarter as well, but neither phase reached 50 percent completion during the quarter.

The 2006 fourth quarter sales growth rate for the market expansion program was softer than earlier quarters. For 2006, the market expansion program contributed approximately $235 million in cumulative incremental sales. The program had an $8.6 million operating loss compared to a $16.1 million loss in 2005.

As a result of repositioning and relocating branches under the market expansion program, the company sold four branches for a gain of $3.4 million in the fourth quarter as compared to a gain of $4.1 million in the fourth quarter of 2005. For the full year, the company sold ten branches for a gain of $11.1 million, most in conjunction with the market expansion program. In 2005, gains on the sale of property were $7.7 million.

Products added in 2006 for the product line expansion program contributed approximately 2 percentage points to the growth in the segment. In 2007, the company plans to add approximately 25,000 additional products to supplement the plumbing, fastener, material handling and security product lines.

Sales in Mexico were up 21 percent in the quarter versus the same period in 2005. In local currency, sales rose 23 percent. Sales benefited from a strong economy, an expanded telesales operation, new branches in Santa Catarina and Chihuahua and an expanded branch in Tijuana.

W.W. Grainger, Inc. – 2006 fourth quarter results

In China, the company opened a master branch and a will-call express in the 2006 third quarter and plans to open additional express locations within the greater Shanghai metropolitan area, as well as add more sales people to drive sales growth in 2007. Sales in the Chinese start-up were less than $1 million for the year 2006.

Operating earnings for the quarter were up 6 percent in the Grainger Branch-based segment, the result of positive operating leverage from the sales growth and a 1 percent decline in operating expenses. The operating expense reduction primarily related to lower bonus accruals and lower systems implementation costs, partially offset by higher employee benefit costs, start-up costs in China, and higher stock-based compensation expense due to the adoption of Statement of Financial Accounting Standards No. 123R (SFAS No. 123R). For the full year 2006, operating expenses grew by 6 percent, in line with overall sales growth.

For the fourth quarter, there was a 1.5 percentage point decline in gross profit margins primarily as a result of improved methodology to capture data so that certain inventory transactions and estimates were recognized throughout the year in 2006 as opposed to being recorded in the fourth quarter. This resulted in a timing difference whereby the company recognized $0.13 per share earnings through the first nine months of 2006. In prior years, inventory adjustments would have largely benefited fourth quarter earnings results.

For the full year, the gross profit margin improved by 1.1 percentage points versus 2005. This improvement was primarily due to positive inflation recovery and the wind down of low margin automotive and integrated supply contracts.

Acklands-Grainger Branch-based segment

Sales for the quarter were up 5 percent versus the 2005 fourth quarter, up 2 percent in local currency, largely due to tough comparisons. On a daily basis, sales in local currency were up 5 percent in October and 4 percent in November but were down 4 percent in December, which was affected by milder weather. Results benefited from strong sales to the oil, gas and mining industries, partially offset by weak sales in the forestry and paper industries.

W.W. Grainger, Inc. – 2006 fourth quarter results

During the quarter, the company closed five branches, ending the quarter at 155 branches:

	Full Year 2006 Branch Summary
	12/31/05	Opened	Closed	12/31/06
Canada	165	2	(12)	155

Operating earnings increased 12 percent for the 2006 fourth quarter, primarily as a result of improved gross profit margins partially offset by higher operating expenses as a result of severance costs. For the full year, Grainger sold its share of a joint venture in Canada in the second quarter, realizing a $0.01 per share net benefit related to the sale of the joint venture.

Lab Safety Supply (LSS)

Sales for the fourth quarter of 2006 were up 9 percent versus the 2005 fourth quarter. Daily sales were up 10 percent in October, 10 percent in November and 8 percent in December. Sales from the Professional Inspection Equipment and Construction Book Express acquisition in November 2006 contributed 2 percentage points to the sales growth, while sales from the Rand Materials Equipment acquisition in January 2006 contributed 5 percentage points.

Operating earnings declined $2.0 million, or 17 percent, for the 2006 fourth quarter. Higher acquisition related expenses and information technology costs were primarily responsible for the decline.

Tax rate

The effective income tax rate was 35.3 percent for the 2006 fourth quarter versus 30.3 percent for the 2005 fourth quarter. The 35.3 percent fourth quarter rate included a $5.3 million tax benefit from a reduction of deferred tax liabilities related to property, buildings and equipment. The 30.3 percent fourth quarter rate included the recognition of tax benefits related to a favorable revision to the estimate of income taxes for various state taxing jurisdictions and the resolution of federal and state tax contingencies.

W.W. Grainger, Inc. – 2006 fourth quarter results

For the full year, the effective income tax rate was 36.4 percent in 2006 and 35.0 percent in 2005. The company anticipates the effective income tax rate for 2007 to be 38.5 percent.

Cash flow

Operating cash flow was $129 million for the quarter and $442 million for the year. The company used cash from operations to fund growth initiatives, including market expansion and product line expansion, and to implement SAP across most of the U.S. branch-based operations. Capital expenditures were $139 million for 2006 compared to $157 million in 2005. In the quarter, Grainger repurchased 2.3 million shares of stock for a total of $163 million, bringing the total shares repurchased in 2006 to 7.0 million shares for $480 million. Approximately 7.7 million shares remain under the current repurchase authorization. For the year 2006, the company paid dividends of $98 million.

Other

The 2006 fourth quarter included $0.03 per share expense for the adoption of SFAS No. 123R, or $0.14 for the full year 2006.

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Grainger is the national founding sponsor of the American Red Cross Ready When the Time Comes corporate volunteer training program. To view information about the company, including a history of daily sales by segment and a prerecorded message regarding fourth quarter and full year 2006 results, visit www.grainger.com/investor

W.W. Grainger, Inc. – 2006 fourth quarter results

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “looking ahead,” “plan,” project,” “in the range,” “earnings per share guidance,” “estimates,” “expect(s),” “intends,” “percent complete,” “plans to add,” “anticipates,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2006 fourth quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	($ in thousands except for per share data)		($ in thousands except for per share data)
	2006	2005	2006	2005
Net sales	$ 1,462,158	$ 1,390,606	$ 5,883,654	$ 5,526,636
Cost of merchandise sold	860,727	803,232	3,529,504	3,365,095
Gross profit	601,431	587,374	2,354,150	2,161,541

Warehousing, marketing and administrative expenses	453,634	443,417	1,776,079	1,642,552
Operating earnings	147,797	143,957	578,071	518,989

Other income and (expense)
Interest income	5,185	4,770	21,496	12,882
Interest expense	(446)	(482)	(1,926)	(1,863)
Equity in income of unconsolidated entities	411	688	2,960	2,809
Gain on sale of joint venture	-	-	2,291	-
Unclassified-net	36	82	131	(143)
Net other income and (expense)	5,186	5,058	24,952	13,685

Earnings before income taxes	152,983	149,015	603,023	532,674

Income taxes	54,050	45,181	219,624	186,350

Net earnings	$ 98,933	$ 103,834	$ 383,399	$ 346,324

Earnings per share -Basic	$ 1.17	$ 1.17	$ 4.38	$ 3.87
-Diluted	$ 1.14	$ 1.13	$ 4.25	$ 3.78

Average number of shares outstanding -Basic	84,080,913	89,325,384	87,579,962	89,568,746
-Diluted	86,788,893	91,682,735	90,265,013	91,588,295

Segment results:
	2006	2005	2006	2005
Sales
Grainger branch-based	$ 1,225,902	$ 1,169,703	$ 4,910,836	$ 4,649,200
Acklands-Grainger	137,570	130,669	565,098	502,021
Lab Safety Supply	99,688	91,210	411,511	380,091
Intersegment sales	(1,002)	(976)	(3,791)	(4,676)
Net sales to external customers	$ 1,462,158	$ 1,390,606	$ 5,883,654	$ 5,526,636

Operating earnings
Grainger branch-based	$ 159,532	$ 151,020	$ 593,455	$ 522,635
Acklands-Grainger	3,172	2,835	15,242	14,003
Lab Safety Supply	9,959	11,935	52,283	52,712
Unallocated expense	(24,866)	(21,833)	(82,909)	(70,361)
Operating earnings	$ 147,797	$ 143,957	$ 578,071	$ 518,989

Operating margins	10.1%	10.4%	9.8%	9.4%
ROIC* for Grainger branch-based			35.2%	33.0%
ROIC* for Acklands-Grainger			4.7%	4.8%
ROIC* for Lab Safety Supply			31.9%	36.6%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2006 fourth quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	At December 31,
	($ in thousands)
	2006	2005
Assets
Cash and Cash Equivalents	$ 348,471	$ 544,894
Marketable Securities	12,827	-
Accounts Receivable – net (1)	566,607	518,625
Inventories (2)	827,254	791,212
Other Current Assets	131,432	143,137
Total Current Assets	1,886,591	1,997,868
Property, Buildings and Equipment – net (3)	792,935	770,625
Investments in Unconsolidated Entities (4)	8,533	25,155
All Other Assets (5)	350,472	314,273
Total Assets	$ 3,038,531	$ 3,107,921

Liabilities And Shareholders’ Equity
Current Maturities of Long-Term Debt	$ 4,590	$ 4,590
Trade Accounts Payable	334,820	319,254
Other Current Liabilities	364,591	371,047
Total Current Liabilities	704,001	694,891
Long-Term Debt	4,895	4,895
All Other Liabilities (6)	152,401	119,159
Shareholders’ Equity (7)	2,177,234	2,288,976
Total Liabilities and Shareholders’ Equity	$ 3,038,531	$ 3,107,921

(1)	Accounts receivable-net increased by $48 million, or 9%, due to higher sales and an increase in days sales outstanding primarily due to systems conversions.

(2)	Inventories increased by $36 million, or 5%, primarily in the Grainger Branch-based segment, due to volume increases and the product line expansion program.

(3)	Depreciation and amortization of property, buildings, and equipment amounted to $29 million for the 2006 fourth quarter and $27 million for the 2005 fourth quarter.

(4)	Investment in unconsolidated entities decreased $17 million, due to the sales of Acklands-Grainger’s interest in the USI-AGI Prairies joint venture in the second quarter of 2006.

(5)

Other assets increased $36 million, or 12%, due primarily to increased capitalized software and increased intangibles related to the acquisition of the assets of Rand Materials Handling Equipment Co., Professional Inspection Equipment, Inc. and Construction Book Express, Inc.

(6)

As a result of the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” other liabilities increased $33 million or 28%, for postretirement health-care benefits. The offset to this $33 million was an increase to deferred taxes and a reduction to comprehensive earnings.

(7)

Common stock outstanding as of December 31, 2006 was 84,067,627 shares as compared with 89,715,641 shares at December 31, 2005. The Company repurchased 2.3 million shares during the 2006 fourth quarter, bringing the total for the year to 7.0 million shares.

W.W. Grainger, Inc. – 2006 fourth quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Twelve Months Ended December 31,
	($ in thousands)
	2006	2005
Cash Flows from Operating Activities:
Net Earnings	$ 383,399	$ 346,324
Depreciation and Amortization	118,568	108,782
(Income) in Unconsolidated Entities	(2,960)	(2,809)
(Increase) Decrease in Accounts Receivable – net	(46,999)	(35,052)
(Increase) Decrease in Inventories	(33,839)	(84,031)
(Increase) Decrease in Prepaid Expenses	(3,918)	(6,251)
Increase (Decrease) in Trade Accounts Payable	10,110	27,121
Increase (Decrease) in Other Current Liabilities	(33,394)	15,617
Other – net	51,005	62,842

Net Cash Provided by Operating Activities	441,972	432,543

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(110,500)	(97,260)
Additions for Capitalized Software	(8,950)	(44,950)
Net Cash Paid for Business Acquisition	(34,390)	(24,817)
Other – net	14,094	4,042

Net Cash Used in Investing Activities	(139,746)	(162,985)

Cash Flows from Financing Activities:
Cash Dividends Paid	(97,896)	(82,663)
Purchase of Treasury Stock	(472,787)	(137,473)
Other – net	72,591	65,997

Net Cash Used in Financing Activities	(498,092)	(154,139)

Exchange Rate Effect on Cash and Cash Equivalents	(557)	229

Net (Decrease) Increase in Cash and Cash Equivalents from beginning of year	$ (196,423)	$ 115,648

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